EXHIBIT 99

          Media Contact: Dana Anderson - 509-482-4174
          Analyst/Broker Contact: Diane Thoren - 509-482-4331


                                                  FOR IMMEDIATE RELEASE:
                                                  June 28, 1996


                      WASHINGTON WATER POWER ENDS MERGER EFFORT


          SPOKANE, WASH.: The board of directors of Washington Water Power

          (NYSE: WWP) voted late today to terminate efforts to merge with

          Sierra Pacific Resources (NYSE: SRP) and its subsidiary, Sierra

          Pacific Power Company.  The companies' merger agreement allows termination by either company since the merger was not completed on or before June 27, 1996 -- the two-year anniversary of the agreement.

               In notifying Sierra Pacific of its decision, Washington

          Water Power noted that receipt of all required regulatory

          approvals had not yet been obtained and several other conditions to closing the merger had not yet been satisfied.

               The WWP board of directors considered many factors in making its decision to terminate the agreement including the growing uncertainty of obtaining approval of the proposed merger from all the regulatory commissions on terms consistent with the

          principles adopted by the companies.  Also cited were the

          potential risk of inconsistent regulation in the future, the significant decrease in the amount of net savings expected, and the recent and on-going structural, economic, and regulatory changes in the electric utility industry.

               "We are disappointed to end a strategic partnership more

          than two years in the making," said Paul A. Redmond, chairman of the board, president and chief executive officer for Washington

          Water Power.  "We have put forth great effort, time and expense to try to complete the merger with Sierra Pacific.

               "However, because of dramatic changes in the utility

          industry, diminishing merger benefits and continuing uncertainty related to this merger in the regulatory arena, we have

          determined that termination of the merger agreement at this time is in the best interests of our company's shareholders and customers."

               The merger was announced by Washington Water Power and

          Sierra Pacific in June 1994 and had been approved by shareholders of both companies and by utility regulators in the six states where the companies conduct business.

               "We take a tremendous amount of pride in what we were able to accomplish," Redmond said.  "Our company has gained

          immeasurably from the experience of working so closely with a peer.  Our thinking has been challenged in ways not otherwise possible."

               Redmond also had high praise for all those involved.

               "It is important to acknowledge the diligence of the

          regulatory commissions as well as the tremendous work of our employees in this effort," he said.  "Our people rose to many challenges during the last two years with the greatest

          professionalism."

               The company has approximately $14.0 million in merger-

          related transaction and transition costs that it expects to expense in the second quarter of 1996; no increase in rates will result.

               Washington Water Power is an energy services company with

          operations in five western states.  The company provides electric service to 291,000 customers in eastern Washington and northern

          Idaho, and provides natural gas service to 227,000 customers in parts of four states -- Washington, Idaho, Oregon and California.

               EDITORS NOTE:  A news conference will be held at 10:00 a.m.

          PDT Monday morning, July 1, 1996 in the Executive Board Room of

          Washington Water Power's main headquarters building located at

          East 1411 Mission Avenue, Spokane, Wash.  Members of the media may participate via teleconference by calling 1-800-857-2535 and using the password "WWP Media."